Exhibit 99.1

3Q21 Results: Alcoa Sets Another Record for Quarterly Net Income and Earnings Per Share

PITTSBURGH--(BUSINESS WIRE)--October 14, 2021--Alcoa Corporation (NYSE: AA) today reported its highest quarterly net income and earnings per share, eclipsing the prior quarter’s record-setting financial performance and continuing to capture benefits from strong aluminum pricing.

Third Quarter Highlights

  Grew revenue to $3.1 billion, a sequential increase of 10 percent
  Set a record for quarterly net income of $337 million and earnings per share of $1.76
  Realized a 39 percent sequential increase in adjusted net income to $391 million, and an 18 percent sequential increase in Adjusted EBITDA excluding special items to $728 million
  Announced plans to restart 268,000 metric tons of curtailed aluminum capacity at the Alumar smelter in São Luís, Brazil, to be fully operational in the fourth quarter of 2022
  Redeemed $500 million in higher-interest rate notes; no debt maturities until 2027
  Strengthened the balance sheet with total debt at $1.8 billion and net debt of $350 million as of September 30, 2021; proportional adjusted net debt of $1.7 billion, below the Company's target range of $2.0 billion to $2.5 billion
  Generated $435 million in cash from operations; finished the quarter with a cash balance of $1.45 billion

Financial Results

M, except per share amounts	3Q21	2Q21	3Q20
Revenue	$3,109	$2,833	$2,365
Net income (loss) attributable to Alcoa Corporation	$337	$309	$(49)
Earnings (loss) per share attributable to Alcoa Corporation	$1.76	$1.63	$(0.26)
Adjusted net income (loss)	$391	$281	$(218)
Adjusted earnings (loss) per share	$2.05	$1.49	$(1.17)
Adjusted EBITDA excluding special items	$728	$618	$284

“The strategic work we’ve been implementing across our Company has helped us effectively capture the benefits from very strong market fundamentals and deliver another excellent quarter with record profitability,” said Alcoa President and CEO Roy Harvey.

“Today, Alcoa is stronger and better poised for the future, and we plan to continue our positive momentum and consistently deliver value through the commodity cycle,” Harvey said.

Third Quarter 2021 Results

  Revenue: Higher aluminum and alumina prices, and higher premiums for value-add products, drove a 10 percent sequential increase in revenue to $3.1 billion. On a sequential basis, the average realized third-party price of primary aluminum increased 13 percent.

  Shipments: In Aluminum, total third-party shipments decreased 6 percent sequentially due to completion of accumulated inventory sales at the San Ciprián smelter in the second quarter, and a lack of railcar availability for the Canadian smelters in the third quarter. Shipment volume for value-add aluminum products, which includes specific shapes and alloys such as billet, slab, foundry, and rod, decreased 5 percent sequentially primarily attributable to European sales, which are seasonally lower in the third quarter. In Alumina, third-party shipments were flat.

  Production: Aluminum production remained consistent with the second quarter’s strong output. Alumina segment production was down 4 percent with lower production in Western Australia, as well as in Brazil due to a damaged ship unloader at the Alumar refinery. July’s damage to the ship unloader reduced Alumar’s refining production by about one-third. In early October, Alumar’s alumina production was restored to approximately 95 percent capacity with the use of temporary cranes to unload bauxite. Permanent repairs to the unloader are being planned.

  Net income attributable to Alcoa Corporation of $337 million, or $1.76 per share, an improvement from the prior quarter’s net income of $309 million, or $1.63 per share. The record-setting results are primarily due to higher aluminum and alumina prices, partially offset by the absence of the second quarter’s gain on the sale of the former Eastalco site, and higher raw materials and energy costs.

  Adjusted net income increased 39 percent sequentially to $391 million, or $2.05 per share, excluding the impact from net special items of $54 million. Notable special items include charges of $28 million for the closure of the anode portion of the Lake Charles facility and $22 million in debt redemption expenses.

  Adjusted EBITDA excluding special items increased 18 percent sequentially to $728 million, primarily due to higher aluminum and alumina prices.

  Cash: Alcoa ended the quarter with cash on hand of $1.45 billion. Cash activity included the early redemption of $500 million aggregate principal amount of 7.00 percent senior notes due in 2026.

  Cash provided from operations was $435 million. Cash used for financing activities was $545 million, primarily related to the early debt redemption. Cash used for investing activities was $77 million, primarily related to capital expenditures. Free cash flow was $352 million.

  Debt: Total debt as of September 30, 2021 was $1.8 billion, an improvement from total debt of $2.3 billion in the second quarter 2021 with the redemption of $500 million of 7.00 percent senior notes in September 2021. The redemption moves the Company’s proportional adjusted net debt to $1.7 billion, below the target range of $2.0 billion to $2.5 billion. The Company ended the quarter with $350 million in net debt.

  Working capital: The Company reported 29 days working capital, three days higher than the second quarter of 2021. Compared to the third quarter 2020, excluding the working capital of the Warrick rolling mill in the comparative period, days working capital increased 10 days. Increased working capital is due primarily to higher aluminum sales prices and raw materials inflation in both periods.

Dividend and Share Repurchase Program

Today, October 14, 2021, Alcoa announced the initiation of a quarterly cash dividend on its common stock and a new $500 million share repurchase program. The Board of Directors declared the first quarterly cash dividend of $0.10 per share of the Company’s common stock, to be paid on November 19, 2021 to stockholders of record as of the close of business on October 29, 2021. The Company is authorized to repurchase up to a total of $650 million of its outstanding shares of common stock, which includes $500 million under the newly authorized share repurchase program and a remaining $150 million under the Company’s previously authorized share repurchase program.

Portfolio Review

Alcoa continues to make progress against its five-year review of production assets. When announced in October 2019, the review included 1.5 million metric tons of smelting capacity to evaluate options for significant improvement, curtailment, closure, or divestiture. Alcoa has now addressed more than 700,000 metric tons of global aluminum smelting capacity. Since announcing the review, Alcoa has completed the curtailment of the Intalco smelter in Washington State, repowered the Portland smelter in Australia, and announced the restart of 268,000 metric tons of capacity at the Alumar smelter in Brazil.

Alcoa also continues to seek a solution regarding the San Ciprián aluminum smelter in Spain and its 228,000 metric tons of capacity. The price of power in Spain for the smelter far exceeds the averages for global smelters and those in the European Union. Alcoa remains committed to transfer the aluminum smelter to a third party as soon as the Spanish government can develop and implement a competitive energy framework that would make the smelter viable. On September 27, 2021, the workers’ representatives at the facility initiated a strike that limits various activities and has blocked aluminum shipments.

Advancing Sustainably

Alcoa continues to focus on its strategic priority to advance sustainably. On October 4, 2021, the Company announced its ambition to reach net zero greenhouse gas (GHG) emissions by 2050 for direct (scope 1) and indirect (scope 2) emissions.

The endeavor to reach net zero GHG emissions complements the Company’s existing targets, which include reducing direct and indirect GHG emissions from aluminum smelting and alumina refining operations by 30 percent by 2025 and 50 percent by 2030 from 2015 baselines.

On September 30, 2021, Alcoa announced a joint development project to evaluate potential entry into the high purity alumina (HPA) market, which is expected to experience continued growth to support the sustainable economy. Market applications for this particular non-metallurgical alumina includes LED lighting and lithium ion batteries used in electric vehicles.

Alcoa continues to gain additional certifications for sustainable production. In September, Alcoa announced that all of the Canadian smelters it operates now have certification from the Aluminium Stewardship Initiative (ASI), the industry’s most comprehensive, third-party system to verify responsible production. Today, Alcoa has 15 global operating sites certified to the ASI’s Performance Standard. Also, the Company can sell at a premium ASI-certified bauxite, alumina and aluminum.

2021 Outlook

Alcoa continues to expect a strong 2021 based on the continued economic recovery and increased demand for aluminum in all end markets. The Company’s Aluminum segment is forecasting double digit growth on year-over-year shipment volume of value-add products, and the Company expects annual global demand for primary aluminum to increase approximately 10 percent relative to 2020 and to surpass the pre-pandemic levels in 2019.

The Company’s 2021 shipment outlook for the Alumina and Aluminum segments remains unchanged with Alumina projected at 14.1 to 14.2 million metric tons and Aluminum expected to be 2.9 to 3.0 million metric tons.

In Bauxite, the shipment outlook is reduced by 1 million dry metric tons to between 49.0 and 50.0 million dry metric tons due primarily to reduced demand from the Alumar refinery during the unloader outage in the third quarter.

Alcoa anticipates continued positive financial results in the fourth quarter of 2021 and is well positioned to participate in strong market pricing.

The San Ciprián refining and smelting operations are expected to face significantly higher energy and raw materials costs, as well as the loss of value-add premiums while strike conditions persist. The resulting fourth quarter impact on net income attributable to Alcoa could approximate $90 million. Included in that impact is the reduction of approximately 52,000 metric tons of aluminum shipments. Additionally, working capital increase in the fourth quarter related to San Ciprián could approximate $120 million.

Beyond the San Ciprián impacts, the Company also anticipates continuing inflationary pressure on raw materials and energy.

Based on current alumina and aluminum market conditions, the Company expects fourth quarter tax expense of approximately $230 million, which may vary with market conditions and jurisdictional profitability.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The Company continues to take appropriate measures to protect its employees and business from the risks of the pandemic by following all appropriate health-based protocols. Uncertainty around the pandemic’s impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Thursday, October 14, 2021, to present third quarter 2021 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on October 14, 2021. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “endeavors,” “working,” “potential,” “ambition,” “develop,” “reach,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance; statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows and judgments and assumptions used in our estimates; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy or raw material costs or uncertainty of energy supply or raw materials; (g) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, sustainability targets, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or work stoppages; (l) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; (n) risks associated with long-term debt obligations; (o) the timing and amount of future cash dividends and share repurchases; and (p) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Sales	$3,109	$2,833	$2,365

Cost of goods sold (exclusive of expenses below)	2,322	2,156	2,038
Selling, general administrative, and other expenses	53	54	47
Research and development expenses	8	6	6
Provision for depreciation, depletion, and amortization	156	161	161
Restructuring and other charges, net	33	33	5
Interest expense	58	67	41
Other (income) expenses, net	(18)	(105)	45
Total costs and expenses	2,612	2,372	2,343

Income before income taxes	497	461	22
Provision for income taxes	127	111	42

Net income (loss)	370	350	(20)

Less: Net income attributable to noncontrolling interest	33	41	29

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$337	$309	$(49)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$1.80	$1.66	$(0.26)
Average number of shares	186,942,851	186,705,311	185,923,106

Diluted:
Net income (loss)	$1.76	$1.63	$(0.26)
Average number of shares	190,823,143	190,195,453	185,923,106

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)

	Nine months ended
	September 30, 2021	September 30, 2020
Sales	$8,812	$6,894

Cost of goods sold (exclusive of expenses below)	6,770	5,995
Selling, general administrative, and other expenses	159	151
Research and development expenses	21	18
Provision for depreciation, depletion, and amortization	499	483
Restructuring and other charges, net	73	44
Interest expense	167	103
Other income, net	(147)	(36)
Total costs and expenses	7,542	6,758

Income before income taxes	1,270	136
Provision for income taxes	331	167

Net income (loss)	939	(31)

Less: Net income attributable to noncontrolling interest	118	135

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$821	$(166)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$4.40	$(0.89)
Average number of shares	186,623,281	185,852,913

Diluted:
Net income (loss)	$4.32	$(0.89)
Average number of shares	189,926,028	185,852,913

Common stock outstanding at the end of the period	187,060,044	185,924,651

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,452	$1,607
Receivables from customers	769	471
Other receivables	92	85
Inventories	1,702	1,398
Fair value of derivative instruments	19	21
Assets held for sale	—	648
Prepaid expenses and other current assets(1)	251	290
Total current assets	4,285	4,520
Properties, plants, and equipment	20,111	20,522
Less: accumulated depreciation, depletion, and amortization	13,432	13,332
Properties, plants, and equipment, net	6,679	7,190
Investments	1,146	1,051
Deferred income taxes	698	655
Fair value of derivative instruments	2	—
Other noncurrent assets(2)	1,387	1,444
Total assets	$14,197	$14,860
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,482	$1,403
Accrued compensation and retirement costs	378	395
Taxes, including income taxes	218	91
Fair value of derivative instruments	299	103
Liabilities held for sale	—	242
Other current liabilities	551	525
Long-term debt due within one year	1	2
Total current liabilities	2,929	2,761
Long-term debt, less amount due within one year	1,724	2,463
Accrued pension benefits	633	1,492
Accrued other postretirement benefits	652	744
Asset retirement obligations	554	625
Environmental remediation	260	293
Fair value of derivative instruments	1,278	742
Noncurrent income taxes	182	209
Other noncurrent liabilities and deferred credits	524	515
Total liabilities	8,736	9,844
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,708	9,663
Retained earnings (deficit)	96	(725)
Accumulated other comprehensive loss	(5,928)	(5,629)
Total Alcoa Corporation shareholders’ equity	3,878	3,311
Noncontrolling interest	1,583	1,705
Total equity	5,461	5,016
Total liabilities and equity	$14,197	$14,860
(1)	This line item includes $3 of restricted cash as of both September 30, 2021 and December 31, 2020.
(2)	This line item includes $4 of noncurrent restricted cash as of September 30, 2021.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Nine Months Ended September 30,
	2021	2020
CASH FROM OPERATIONS
Net income (loss)	$939	$(31)
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	499	483
Deferred income taxes	61	(12)
Equity earnings, net of dividends	(84)	19
Restructuring and other charges, net	73	44
Net gain from investing activities – asset sales	(132)	(174)
Net periodic pension benefit cost	36	103
Stock-based compensation	26	24
Provision for bad debt expense	1	2
Premium paid on early redemption of debt	43	—
Other	44	11
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) Decrease in receivables	(408)	26
(Increase) Decrease in inventories	(373)	221
Decrease in prepaid expenses and other current assets	39	21
Increase (Decrease) in accounts payable, trade	153	(87)
(Decrease) in accrued expenses	—	(166)
Increase in taxes, including income taxes	143	95
Pension contributions	(575)	(83)
(Increase) in noncurrent assets	(47)	(64)
(Decrease) in noncurrent liabilities	(83)	(76)
CASH PROVIDED FROM OPERATIONS	355	356

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	495	739
Payments on debt (original maturities greater than three months)	(1,294)	—
Proceeds from the exercise of employee stock options	19	—
Financial contributions for the divestiture of businesses	(14)	(30)
Contributions from noncontrolling interest	8	24
Distributions to noncontrolling interest	(177)	(152)
Other	(3)	(4)
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(966)	577

INVESTING ACTIVITIES
Capital expenditures	(237)	(242)
Proceeds from the sale of assets	715	198
Additions to investments	(7)	(6)
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	471	(50)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(11)	(27)
Net change in cash and cash equivalents and restricted cash	(151)	856
Cash and cash equivalents and restricted cash at beginning of year	1,610	883
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,459	$1,739

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21	3Q21
Bauxite:
Production(1) (mdmt)	11.6	12.2	12.0	12.2	48.0	11.9	12.2	11.7
Third-party shipments (mdmt)	1.4	1.6	1.6	1.9	6.5	1.5	1.1	1.5
Intersegment shipments (mdmt)	10.5	10.8	10.5	10.4	42.2	10.5	10.8	10.5
Third-party sales	$71	$66	$56	$79	$272	$58	$39	$56
Intersegment sales	$235	$245	$236	$225	$941	$185	$179	$172
Segment Adjusted EBITDA(2)	$120	$131	$124	$120	$495	$59	$41	$23
Depreciation, depletion, and amortization	$34	$30	$33	$38	$135	$57	$32	$30

Alumina:
Production (kmt)	3,298	3,371	3,435	3,371	13,475	3,327	3,388	3,253
Third-party shipments (kmt)	2,365	2,415	2,549	2,312	9,641	2,472	2,437	2,426
Intersegment shipments (kmt)	1,075	987	1,135	1,046	4,243	1,101	1,054	1,011
Average realized third-party price per metric ton of alumina	$299	$250	$274	$268	$273	$308	$282	$312
Third-party sales	$707	$603	$697	$620	$2,627	$760	$688	$756
Intersegment sales	$336	$289	$329	$314	$1,268	$364	$343	$349
Segment Adjusted EBITDA(2)	$193	$88	$119	$97	$497	$227	$124	$148
Depreciation and amortization	$49	$37	$41	$45	$172	$46	$50	$47
Equity loss	$(9)	$(8)	$(4)	$(2)	$(23)	$(5)	$(1)	$(1)

Aluminum:
Primary aluminum production (kmt)	564	581	559	559	2,263	548	546	545
Third-party aluminum shipments(3) (kmt)	725	789	767	735	3,016	831	767	722
Average realized third-party price per metric ton of primary aluminum	$1,988	$1,694	$1,904	$2,094	$1,915	$2,308	$2,753	$3,124
Third-party sales	$1,598	$1,475	$1,607	$1,685	$6,365	$2,047	$2,102	$2,295
Intersegment sales	$3	$2	$2	$5	$12	$2	$3	$8
Segment Adjusted EBITDA(2)	$62	$(34)	$116	$181	$325	$283	$460	$613
Depreciation and amortization	$81	$79	$80	$82	$322	$73	$73	$72
Equity income (loss)	$5	$(12)	$(6)	$6	$(7)	$13	$28	$38

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$375	$185	$359	$398	$1,317	$569	$625	$784
Unallocated amounts:
Transformation(4)	(16)	(10)	(11)	(8)	(45)	(11)	(13)	(10)
Intersegment eliminations	(8)	30	(35)	5	(8)	(7)	35	(8)
Corporate expenses(5)	(27)	(21)	(24)	(30)	(102)	(26)	(28)	(30)
Provision for depreciation, depletion, and amortization	(170)	(152)	(161)	(170)	(653)	(182)	(161)	(156)
Restructuring and other charges, net	(2)	(37)	(5)	(60)	(104)	(7)	(33)	(33)
Interest expense	(30)	(32)	(41)	(43)	(146)	(42)	(67)	(58)
Other income (expenses), net	132	(51)	(45)	(44)	(8)	24	105	18
Other(6)	(35)	(17)	(15)	(11)	(78)	(6)	(2)	(10)
Consolidated income (loss) before income taxes	219	(105)	22	37	173	312	461	497
Provision for income taxes	(80)	(45)	(42)	(20)	(187)	(93)	(111)	(127)
Net income attributable to noncontrolling interest	(59)	(47)	(29)	(21)	(156)	(44)	(41)	(33)
Consolidated net income (loss) attributable to Alcoa Corporation	$80	$(197)	$(49)	$(4)	$(170)	$175	$309	$337
The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(4)
	Quarter ended			Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss) attributable to Alcoa Corporation	$337	$309	$(49)	$1.76	$1.63	$(0.26)

Special items:
Restructuring and other charges, net	33	33	5
Other special items(1)	26	(65)	14
Discrete tax items and interim tax impacts(2)	1	—	(184)
Tax impact on special items(3)	(2)	3	(3)
Noncontrolling interest impact(3)	(4)	1	(1)
Subtotal	54	(28)	(169)

Net income (loss) attributable to Alcoa Corporation – as adjusted	$391	$281	$(218)	$2.05	$1.49	$(1.17)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended September 30, 2021, a charge for debt redemption expenses ($22), a net unfavorable change in certain mark-to-market energy derivative instruments ($9), net gains on asset sales ($8), and a net charge from other special items ($3);

  for the quarter ended June 30, 2021, gains on asset sales ($96), primarily related to the former Eastalco site sale, a charge for debt redemption expenses ($32), and a net benefit from other special items ($1); and, for the quarter ended September 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($7), a net unfavorable change in certain mark-to-market energy derivative instruments ($4), and external costs related to portfolio actions ($3).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
for the quarter ended September 30, 2021, a net charge for discrete tax items ($1); and, for the quarter ended September 30, 2020, a net benefit of interim tax impacts ($182) and a net benefit of several other items ($2).
(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. For the quarter ended September 30, 2020, all share equivalents had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020

Net income (loss) attributable to Alcoa Corporation	$337	$309	$(49)

Add:
Net income attributable to noncontrolling interest	33	41	29
Provision for income taxes	127	111	42
Other (income) expenses, net	(18)	(105)	45
Interest expense	58	67	41
Restructuring and other charges, net	33	33	5
Provision for depreciation, depletion, and amortization	156	161	161

Adjusted EBITDA	726	617	274

Special items(1)	2	1	10

Adjusted EBITDA, excluding special items	$728	$618	$284
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
for the quarter ended September 30, 2021, external costs related to portfolio actions ($1) and costs related to the closure of the Lake Charles anode facility ($1);
for the quarter ended June 30, 2021, external costs related to portfolio actions ($1); and, for the quarter ended September 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($7) and external costs related to portfolio actions ($3).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020
Cash provided from (used for) operations (1)	$435	$(86)	$158

Capital expenditures	(83)	(79)	(74)

Free cash flow	$352	$(165)	$84

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

Cash provided from (used for) operations for the quarter ended June 30, 2021 includes a $500 cash outflow for unscheduled contributions to certain U.S. defined benefit pension plans. The $500 was funded with the net proceeds of 4.125% senior notes due 2029, together with cash on hand.

Net Debt	September 30, 2021	December 31, 2020
Short-term borrowings	$77	$77
Long-term debt due within one year	1	2
Long-term debt, less amount due within one year	1,724	2,463
Total debt	1,802	2,542

Less: Cash and cash equivalents	1,452	1,607

Net debt	$350	$935

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions) Adjusted Net Debt and Proportional Adjusted Net Debt

	September 30, 2021
	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$77	$31	$46
Long-term debt due within one year	1	—	1
Long-term debt, less amount due within one year	1,724	—	1,724
Total debt	1,802	31	1,771

Less: Cash and cash equivalents	1,452	124	1,328

Net debt	350	(93)	443

Plus: Net pension / OPEB liability	1,323	30	1,293

Adjusted net debt	$1,673	$(63)	$1,736

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com